                                                                EXHIBIT 99.1
(Logo omitted)

                           Contact: Dan L. Greenfield
                                  412- 394-3004


                Allegheny Technologies Reduces Quarterly Dividend

Pittsburgh, PA, November 14, 2002- Allegheny Technologies Incorporated (NYSE:
ATI) today announced that its board of directors approved a reduction in the quarterly dividend paid on shares of the Company's common stock from $0.20 per share to $0.06 per share. The new dividend rate is effective for the quarterly dividend payable on December 10, 2002 to stockholders of record at the close of business November 25, 2002. The new dividend rate is expected to generate an annual cash flow benefit of approximately $45 million, compared to the previous annual dividend rate.

"This Company has a long history of paying a cash dividend since our board believes a dividend is an important element in providing a return to our stockholders," said Bob Bozzone, Allegheny Technologies' chairman. "However, our board has concluded that a dividend reduction at this time is financially prudent given the challenging economic conditions in both the U.S. and globally. The annual cash savings of $45 million provides us with additional liquidity to make the strategic investments necessary to maintain and improve Allegheny Technologies' leading position in the global markets we serve."

Jim Murdy, Allegheny Technologies' president and chief executive officer said, "We recognize the importance of conserving cash and strengthening our financial flexibility in these uncertain economic times. We have worked effectively to cut costs and reduce working capital, particularly over the last two years, and our focus on these important initiatives will continue. The board made its decision to pay the new dividend on the basis of our continuing success in generating free cash flow. We are optimistic about our long-term opportunities but cautious about the short-term outlook for many of our major end-use markets."

Allegheny Technologies Incorporated (NYSE: ATI) is one of the largest and most diversified specialty materials producers in the world with revenues of approximately $2.1 billion in 2001. The Company has approximately 10,000 employees worldwide and its talented people use innovative technologies to offer growing global markets a wide range of specialty materials. High-value products include nickel-based and cobalt-based alloys and superalloys, titanium and titanium alloys, specialty steels, super stainless steel, exotic alloys, which include zirconium, hafnium and niobium, tungsten materials, and highly engineered strip and Precision Rolled Strip(R) products. In addition, we produce commodity specialty materials such as stainless steel sheet and plate, silicon and tool steels, and forgings and castings. The Allegheny Technologies website can be found at www.alleghenytechnologies.com.


                                     ******